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The following is the transcript of the fourth quarter 2004 earnings conference call of I-many, Inc., which took place February 2, 2005:

CORPORATE PARTICIPANTS

Leigh Powell

I-many-President & CEO

Kevin Harris

I-many-CFO

CONFERENCE CALL PARTICIPANTS

Mark Deicher

Deicher Management (ph) - Analyst

Bill Musser

New Frontier Capital - Analyst

Steve Ramuy

Raymond Capital - Analyst

PRESENTATION

Operator

Good morning and thank you for participating in today’s conference call to discuss I-many’s fourth-quarter results. With us today are A. Leigh Powell, President and CEO of I-many, and Kevin Harris, I-many’s CFO. Following their comments, we will open up the call for questions.

Before I continue, I would like to just take a moment to read the Safe Harbor statement to you. The matters that we will be discussing today other than historical information consists of forward-looking statements that involve risks and uncertainties. For example, statements regarding our anticipated financial results and our business performance in future periods are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that can cause actual results to differ materially. These risks and uncertainties include the risks that are expectations for the future performance of our business may not be realized for many possible reasons. For a discussion of these and additional risks and uncertainties, you should refer to today’s press release or Form 10-Q for quarter ended September 30, 2004 and our other filings that we make from time to time with the Securities and Exchange Commission, including the section in most documents containing risk factors. I-many undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

I would like to remind everyone that this call will be available for replay as soon as we can create a transcript of this call and file it with the SEC which is a requirement of the proxy solicitation rules. Now I would like to turn the call over to Leigh Powell, I-many President and CEO. Sir, please proceed.

Leigh Powell - I - many - President & CEO

Rachel, thanks very much. Good morning. Thank you for joining us to discuss I-many’s fourth-quarter 2004 results. We will begin with an overview of the quarter, followed by an update of progress relative to our strategic plans and objectives. Our CFO Kevin Harris will then walk you through a detailed review of our Q4 financials. Following Kevin’s comments, I will provide an update regarding our pending merger with Selectica. Kevin and I will then be available to address your questions.

Yesterday evening after market closed I-many reported strong fourth-quarter financial results. Our vision, steadfast commitment to investments and important technologies, particularly over the past 24 plus months, and the contributions of every member of the I-many team and the execution of our plan in support of our client’s success has made our Company infinitely stronger and well-prepared for 2005 and beyond. As we will discuss later, the proposed merger with Selectica will serve to further solidify an already formidable position of leadership and opportunity.

Significant Q4 metrics include recognized revenue of $9.5 million with an additional 2.8 million of deferred license and subscription revenue for a total of 12.3 million against pro forma expenses of 10.4 million. Behind these numbers lie solid underlying metrics, including 18 total transactions of significance, nine new customers, four new subscriptions, average sales prices or ASPs of $299,000, vastly improved results in our Industry Solutions segment, continued strength in Life Science, a $500,000 increase in cash from the end of Q3 from 21 million to 21.5 million, and a substantial increase in deferred revenue. The number of new transactions and new customers are the highest totals posted by I-many in over two years.

For the full year 2004, I-many delivered on its promise of profitability, posting over $200,000 of pro forma profit and easily meeting guidance for cash and equivalents. As importantly, our belief that alternative revenue structures to traditional software licensing will play an important role in our success has come to pass. The four subscription agreements, plus three additional deferred revenue arrangements signed in Q4, easily outpace the total of four such agreements closed in the first nine months of the year. Subscription and deferred revenue contracts such as these provide improved visibility, generate cash not necessarily reflected in recognized revenue totals, and enable I-many to provide flexible purchasing alternatives to our clients. It is my belief that our ability to offer subscription-based pricing played an important role in landing several new customers in the quarter, particularly in the small to midsize market segment.

To state the obvious, we are very pleased with the performance in Q4 and full-year 2004. We delivered on our financial promises, met development schedules and consistently delivered results for our clients. A steady stream of new projects, extensions to existing contracts and successful go-lives reflect our firm commitment to the success of our clients and our ability to deliver consistently value in our solutions and services.

Services revenue in the quarter totaled 6.6 million, a decline from Q3 due primarily to fewer available billing days in the holiday dense year-ending quarter. Client availability and startup time (inaudible) several significant new projects. The outlook for Q1 and into the new year is for continued strength in our services business, including increased revenue levels versus Q4 and solid project backlog. I believe our performance in the services area to be primarily a result of our consistent success in taking customers live on our products, the initiation of new or extension of existing engagements, and very high rates of customer maintenance and support renewals.

From an expense perspective, I-many continued to operate well within plan, posting pro forma expenses of 10.4 million. Excluding expenses related to our annual user conference in November, total pro forma expenses totaled 10 million, in line with the previously discussed $10 million quarterly target. Additionally higher commission obligations associated with the total 5.8 million of recognized and deferred license and subscription revenue in the quarter contributed to expenses that increased versus prior quarters.

Expense totals also continue to reflect the significant research and development investment necessary to continuously deliver value to our customers, as well as further extend our product leadership, a clear expression of our belief in the market for Enterprise Contract Management and commitment to our existing customers.

While Kevin will provide a more detailed review of Q4 financial metrics, it is clear that I-many delivered solid results across most meaningful business metrics and in line or above our stated objectives.

With these achievements in mind, I would now like to update guidance. As you may recall during our Q3 call in October, we provided initial guidance for fiscal year 2005, anticipating revenues to range from 42 million to 46 million with a pro forma profit of $2 to $3 million. We further projected the company would achieve breakeven or better on a GAAP basis. Based on our Q4 performance, we offer no changes to our 2005 guidance as previously stated. While we do not offer specific quarterly guidance, it is reasonable to expect that as in 2004 quarterly results are likely to build throughout the year rather than show incremental growth in the fourth quarter of 2004.

In addition to overall market conditions, the nature of deal structures in a given quarter, specifically the mix of traditional license, subscription and deferred license revenue deals as in 2004, obviously has the potential to impact recognized revenue in any given period.

License and subscription revenue in the quarter came from industries such as pharmaceutical, energy and petrochemical, Enterprise software, biotech, hospital care facilities, foodservice, security equipment and services, high-tech electronics and (technical difficulty). While the reasons behind our strong performance in Life Science, including four new clients and significant deferred revenue, were obvious, the remarkable diversity of our collective success in the markets I have just outlined is telling. The benefits of old lifecycle ECM, contract optimization, creation, compliance, complex payment calculations and settlements continues to resonate across virtually every industry, as well as our traditional Life Science LOB and clearly distances I-many from potential competitors. The coming flurry of new product introductions, significant enhancements to existing products and looming release of ECMF 4.0 will erect barriers of significance to potential calendars to the space that we have defined.

And the previous quarterly updates, I would now like to take a moment to illustrate several customer wins in the quarter and the reasons I believe I-many was selected.

My first example, a top 20 pharmaceutical company was interested in automating the process of managing complex commercial chargeback and rebate contracts, while simultaneously implementing I-many solutions for compliance with government mandated pricing and reporting requirements, while insuring a consistent, optimized compliance strategy.

Given the severe risk of noncompliance, this client placed a premium of product flexibility to cope with inevitable changes or additions to commercial contracts, government pricing calculations and reporting requirements, industry experience, breadth and depth of our installed base of customers and a proven history of successful go-lives. I-many was clearly the only company capable of addressing the myriad layers of complexity associated with these critical pharmaceutical business processes.

The second example examines a global leader in energy and petrochemical. In addition to product functionality and flexibility, this new client placed a high-value in the long-term viability of our Company, strategic vision, product scalability and our ability to support and master the worldwide rollout. I believe this important win in the energy and petrochemical industry is yet another indicator of the progress we have made toward effectively communicating and exposing our superior solutions to the broader marketplace.

My third example involves a new client in the biotech industry. Of particular importance to this new client was the ability to effectively manage clinical trial and intellectual property contracts in a proven robust environment with advanced workflow, change tracking and active compliance monitoring. With traditional I-many’s strength in the areas of price management, rebate management and charge back processing, Medicaid and government price compliance were also paramount to this Company as it anticipates the commercialization of many new products over the coming years.

Another new customer in the quarter ailing from the high-tech electronics industry was heavily influenced in the decision process by the need to effectively address Sarbanes-Oxley and corresponding 404 requirements. The flexibility of I-many Contract Manager, including ease of configuration, the ability for business users rather than technical resources to create and modify workflows, automated creation of documents such as NDAs by the Company’s sales force, the I-many self-service module, are but a few of the points of differentiation that were important to this new client.

Unfortunately given the high volumes of transactions and new customers closed in the quarter, it is impossible to even scratch the surface in describing the varied reasons for each company’s adoption of I-many solutions in the quarter. While each has its own unique reason for electing to partner with I-many, it is clear that the breadth and depth of our unique solution set and uncompromised vision of ECM collectively cast the long shadow necessary to (inaudible) experience in the quarter.

The superiority of I-many’s product platforms, people and vision continues to resonate with the rapid rapidly maturing demand for Enterprise Contract Management solutions. Our ability to deliver on our promises, extend our heritage of successful implementation, superior technical support and product development leadership will serve us well as the market matures and selection criteria increasingly moves from the tactical to the more strategic value offered by addressing the entirety of the contract continuum and contract supply chain upon which we rely.

Finally, I would like to take a moment to communicate the continued evolution of I-many’s vision and accompanying corporate messages. As the leader in Enterprise Contract Management, I-many continues to differentiate its capabilities, products and people through the success of our client and technology, timely delivery of high-value applications and unique messaging.

As I mentioned in our previous call, those of you who have had the opportunity to recently visit I-many.com, the emphasis on Corporate Commitments and compliance in the context of (inaudible) and Enterprise Contract Management is a compelling proposition. I believe I-many is uniquely qualified to deliver on these promises, and it is aggressively taking this message to a market that is increasingly cognizant of the need to not only acknowledge the role of contracts in driving revenue and reducing expenses, but in reconciling the points along the supply chain that are influenced or dictated by contracts terms that are governed by their implied or implicit commitments.

While it is the belief of many that Enterprise Contract Management and Corporate Commitment Management is, in fact, the new ERP or Enterprise Resource Planning, it may be more accurate to describe the building phenomenon as the layer of value in accompanying application stacks that should have been in place all along to ensure that all corporate business systems were not simply executing transactions, but that the definition of how a business interacts with its trading partners and accompanying ecosystem and lives up to commitments defining contracts is followed, tracked, evaluated, measured for compliance and synchronized with other key processes. Without effective contract management, processes and systems, ERP, supply chain, customer relationship, management, marketing, plant level production and virtually all other business applications are left to blindly operate without regard to how relationships that have been designed to, in fact, painstakingly negotiate to function should work.

At this point, I will turn the call over to Kevin Harris who will walk us through a detailed review of our Q4 2004 financials.

Kevin Harris - I-many - CFO

Thanks, Leigh. Good morning, everyone, and thanks again for joining us. I will give an overview of the financials, Leigh will briefly comment on the proposed Selectica merger, and then we will take your questions.

Beginning with the income statement, total revenue for the fourth quarter was $9.5 million versus 10.8 million in the fourth quarter of 2003 and 9.3 million for Q3 2004. The split of total revenue was $6.4 million in the Life Science or LS side and 3.1 million on the non-LS or Industry Solutions side. Revenue decreased 2.4 percent on the LS side from the 6.6 million reported last quarter and was up 13.8 percent in IS versus the 2.7 million that was reported last quarter.

License revenue was $2.9 million versus 4.3 million in last year’s fourth quarter and 2.4 million from the third quarter this year. It is important to note that there were significant amounts of other transactions that were signed during the quarter, (inaudible) subscriptions or deals with provisions that required us to delay revenue recognition. If those transactions had been signed as traditional license deals, they would have added an additional $2.3 million to our reported revenue amounts for this quarter.

LS booked license revenue was $1.4 million versus 3.5 million a year ago and 1.6 million in the third quarter. Industry Solutions booked license revenue was $1.5 million versus $776,000 a year ago and $774,000 in the prior quarter. The Company signed 18 new license agreements in the quarter, including the previously mentioned deferred and subscription transactions.

Of those, there were 16 transactions greater than $50,000 that we used in calculating our average selling price. Our average selling price for the quarter companywide was $299,000. This falls squarely in the middle of our guided range of $250,000 to $350,000. Nine of the transactions for the quarter were with new customers.

Our services revenue increased 1.3 percent to 6.6 million from fourth quarter 2003 and decreased 4.7 percent from 6.9 million in the third quarter of this year. In the fourth quarter of this year, support and maintenance and hosting revenues represented 3.1 million of the total services revenues recognized in the quarter or roughly 46 percent of the services revenues.

Gross profit was $5.7 million or a 60 percent gross margin versus a 62 percent margin last year and a 59.3 percent margin in the third quarter. The gross margin reflects the higher, more profitable license number versus Q3 of this year and also reflects the high degree of efficiency and utilization we continue to demonstrate on the professional services side of our business.

On the expense side, sales and marketing expense decreased 21 percent to $2.7 million or 28.2 percent of sales versus 3.4 million or 31.5 percent of sales in the same quarter last year and increased 36.7 percent versus the $2 million expense in the prior quarter. Sales and marketing expense increased versus last quarter due to the marketing expense related to our annual Summit training conference, which was held in November, as well as increased commission expense associated with increased license sales.

R&D expense during the quarter decreased 23.3 percent to $3 million or 31.5 percent of sales from last Q4’s $3.9 million or 36.2 percent of sales and increased 8.6 percent from Q3 levels.

Specific outputs of our continuing investment in R&D in the quarter include achievement of the powered by SAP designation and delivery of the 3.0 version of our ECMF platform. We continue to expect general availability of ECMF 4.0 in Q2 of this year, as well as a significant new release of CARS version 3.11 and a launch of I-many Validata both in late Q1.

We also continued investment in other Legacy products such as government pricing, Medicaid and contract manager during the quarter. General and administrative expenses in the quarter increased 20 percent to $1.6 million or 17.1 percent of sales versus 1.4 million and 12.6 percent of sales from Q4 of last year and increased 52.7 percent from the third quarter. G&A expenses increased versus the third quarter due primarily to the legal and other expenses related to the Selectica merger transaction which totaled $455,000 in Q4.

On a GAAP basis, our operating loss in Q4 of 2004 decreased significantly to $2.1 million from 4.5 million last year and increased from a loss of $756,000 last quarter. On a pro forma basis, the net loss was $828,000 versus a loss of $923,000 last year and a gain of $265,000 for the third quarter.

During the fourth quarter, we reported the following GAAP charges. $253,000 for depreciation, $378,000 for amortization of acquired intangibles, $238,000 for noncash options and warrant charges, $455,000 for Selectica merger transaction costs, and a reduction of $25,000 for restructuring and other charges. Our total acquisition-related and noncash GAAP charges for the year have totaled $7.5 million. We expect to incur roughly $3 million of noncash GAAP charges throughout 2005.

Turning to the balance sheet, our DSOs increased to 94 days from 84 days last year and 88 days last quarter. Our DSOs increased this quarter due to the significant number of transactions that closed at year-end and will be collected in 2005. It is important to note that our DSOs would have improved versus the previous quarter if we had adjusted the revenue part of the equation to account for transactions that were signed in the quarter with payment received during the quarter but with revenue deferred as we discussed earlier in the call. The DSO number presented has not been adjusted.

Property, plant and equipment at quarter-end was $1.3 million versus 1.9 million at year-end 2003. The reduction is due to the reduced amount of assets necessary to run our leaner business.

Capital expenditures in the quarter were $247,000. We are planning capital spending for next year, 2005, at around $800,000. At quarter-end we carried a deferred revenue balance of $10.3 million, an increase of $2 million or 25 percent from last quarter. The increase is due primarily to the previously mentioned deferred license transactions.

Cash, restricted cash and short-term investments at quarter-end was $21.5 million. This balance is significant as it represents an increase of $500,000 versus the prior quarter. As you may remember, we made a payment of $250,000 due from our acquisition of Pricing Analytics during the quarter and also expended $247,000 on capital purchases. Those cash outflows were more than offset by good cash collection efforts during the quarter and the proceeds we received during the quarter from the exercises in options and warrants. We believe that our total cash balances are sufficient to fund working capital needs for the foreseeable future.

Our headcount is now 176 versus 179 at Q3 end and 198 at the end of 2004. We had 17 commissionable sales representatives at quarter-end, which is equal to where we were at the end of Q3. We expect our headcount to be roughly 180 to 185 throughout 2005, which we believe is the right size to support our growth initiatives for this year.

This has been a good quarter for I-many. We signed a significant amount of new business, part of which was recognized, and the balance of which will be recognized in future quarters. We achieved our goal of being profitable on a pro forma basis for the year. We also grew cash during the quarter.

As we move forward, we will remain vigilant in maintaining a lean cost structure as we continue to address the needs of our customers. We are pleased with the success we have achieved this year.

Now I would like to turn the call back over to Leigh for an update on the merger with Selectica. Leigh?

Leigh Powell - I-many - President & CEO

Kevin, thanks. Prior to taking your questions, I wanted to take a few moments to discuss the proposed merger with Selectica. As in any such combination, there are multiple factors to arriving at such a decision. Our reasons for combining can be distinguished most simplistically as strategic and financial.

From a strategic perspective, Selectica’s unique technology for price, quote, configuration will add further depth to our strategic vision and product footprint, bolstering our standing as a core provider of Enterprise technologies, new markets and customers. It is a virtual necessity in an age of accelerated vendor rationalization. New opportunities in our core Life Science market will also be presented.

The complementary concepts of Enterprise contract management is an opportunity to order voice by I-many and Selectica respectively together present the greatest opportunity for a company to transfer its need for comprehensive solution suites to address revenue growth and optimization, the intelligent management of Corporate Commitments and insurance of compliance against complex commitments.

Given the need for companies to navigate and achieve ever-increasing governmental compliance requirements, including pending remediation, a fallout of Sarbanes-Oxley legislation on an accelerated timeframe, as well as significant new internal mandates, the time is right for accelerating our ability to fulfill these needs, a need that will be further aided by the availability of the combined resources of the two companies.

From a financial perspective, there are also multiple constituents to be considered. First, the numerous discussions with our client base, the proposed merger has been well-received. The continuation of I-many’s vision and retention of employees and organizational structures is focused on key markets such as Life Science, a compelling combined solutions offerings, expanded resource pool and a stronger balance sheet makes a merger with Selectica an attractive outcome from a Company financial perspective for our clients and prospects.

From a shareholder perspective, this transaction takes into account the potential for volatility associated with both our relatively small size as a public software company versus the giants prevalent in today’s consolidating market, general market conditions and interpretation of financial results by the investment community.

On this last point, I need only to retrace back to Q2 of 2004, as well as the quarter we are reporting today, Q4 of 2004.

In Q2 of 2004, I-many reported recognized revenue of 8.2 million and our stockprice was punished, in fact pushing us below the requisite $1.00 NASDAQ threshold. This occurred despite the fact that we clearly communicated the closing of an additional 1.2 million of deferred license and subscription revenue that could not be recognized in the quarter for a total of 9.4 million.

In Q3 the Company reported very similar results, posting 9.3 million of recognized revenue but without the amounts of deferred or subscription nearing the 1.2 million in Q2. In this case, what I would argue is the quarters were similar in terms of operational performance. The reaction of the market was much different. The highly positive reaction to our Q3 results drove our stockprice to levels near or above our 52-week high.

The same can be said for the fourth quarter of 2004. Without rehashing the information already presented today, it is clear from my perspective that the quarter was a strong one for I-many. However, it is entirely possible that some investors will look only at the recognized revenue figures and draw a different conclusion. Given our continued belief, the deal structures will be varied and recognize revenue on a quarterly potentially skewed. Based on the mix of deals in the Company’s structures, it is reasonable to believe that volatility will remain high. Therefore, risk to shareholder value will remain high from quarter to quarter.

This along with other factors outlined in our proxy and corroborated by an analysis performed by First Albany, in advance of our board’s decision to support the Selectica merger option, reinforces the validity of the agreed consideration. I believe the transaction such as the one recommended by the board of I-many is in the best interests of I-many’s customers, shareholders and employees. We encourage our shareholders to respond accordingly.

Regarding the mechanics of the approval process, two of the three key hurdles relevant to completion of the transaction, Hart-Scott-Rodino and SEC approval, have now been cleared. The final hurdle, the vote of I-many shareholders, is expected to be addressed in March following the filing of our final proxy. Now that relevant information such as Selectica’s response to the unsolicited Trilogy offer and today’s report of I-many’s fourth-quarter 2004 results have been made public, we currently expect filing of the final proxy to occur within the next week or so.

Please bear in mind that aside from the comments that I just made, we will not be addressing any questions regarding the planned merger in the Q&A section, but will instead focus on the quarterly and yearly results of I-many that we have just reported. At this time, I would like to open up the call to address your questions. Operator, please provide the appropriate information.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Mark Deicher (ph), Deicher Management (ph).

Mark Deicher - Deicher Management (ph) - Analyst

Congratulations on a great quarter. Really surprisingly strong and just a fantastic quarter all around. Could you break down a little bit more on your perspective what the pipeline looks like for new deals going into next year?

I mean in the past three quarterly calls you have talked in each quarter the pipeline was stronger than the prior quarter. What is your perspective, and how does the pipeline look going forward?

Leigh Powell - I-many - President & CEO

Mark, we share the same perspective. I think that as I mentioned during my comments during the call we expect kind of the same pattern to emerge as we saw in 2004. So you will see a building of revenues throughout the course of the year. In terms of business that we closed, it is kind of natural as we saw for the industry. Second half is generally stronger than the first. We expect that trend to continue, but the pipeline continues to look very good.

Mark Deicher - Deicher Management (ph) - Analyst

Okay. In terms of the competitive landscape, can you talk about who you were competing against and what your win rate was with such a strong quarter?

Leigh Powell - I-many - President & CEO

Oh, it is pretty varied because as I also indicated there were lots of different industries and lots of different reasons why companies made selection for I-many’s products and services. But I think in general if I can separate into two LOBs, in Life Science, I think it was pretty obvious from a competitive standpoint you see little companies emerge from time to time, and you also see situations where there is custom builds that are being presented, or doing nothing is also an option, which is also competitive so to speak.

And so in Life Science I think it is really reputation; it is the capability of the products that we have; it is the ability to offer such a wide variety of products and services; the success in taking customers live, which I think is the key thing in the Life Science industry, which is a pretty tight community, and we are well-known obviously for delivering not only solutions but solutions that go live and go live on time and on budget. So I think in Life Science it is pretty clear cut.

Outside of it in the myriad of other industries that we just discussed, there were lots of different reasons. I talked about the chemical or the oil and petrochemical companies. They have a lot of very specific requirements that we had to satisfy, and flexibility was a big one. Our services capability was also huge in that particular deal.

In terms of some of the specific names of competitors that we saw, I think you see when you’re just dealing with a very small part of our footprint, that being the content of a contract, the terms and conditions and management of it, you see some of the smaller vendors like a (inaudible) and a DeCarter (ph) and there’s even smaller ones than them. But I think when you look at expanding the scope and you look at the vision that I-many has in terms of compliance and adjudication and contract optimization and compliance monitored across the Enterprise, that is really where we are differentiating ourselves and it is making a big difference.

Mark Deicher - Deicher Management (ph) - Analyst

Right. You know it is heartening to see your vision finally kind of getting traction in the market. To what extent do you think Sarbanes-Oxley — you mentioned in the one deal — but to what extent is Sarbanes-Oxley here a major driver for the pipeline growth?

Leigh Powell - I-many - President & CEO

I think it has become even more important as time goes on. People have gotten through or in the process of getting through their initial 404 testing. That will be cleared up within the next month or so for most companies of certain size, and then obviously the second wave of companies comes behind that.

But really they did get into the remediation phase, and a lot of the ability to address Sarbanes-Oxley requirements in 2004 were somewhat limited in that if you implemented a new system, there were new processes, policies and procedures that also had to be put in place and tested. So you saw reluctance on the part of a lot of companies to go through that process because they just simply did not have time to get through the testing process with a set of new systems and processes accompanying them.

So I think you will see an acceleration of that as the reason, and I did mention it as one of the deals we closed in the quarter. And, of course, based on the timing (technical difficulty) as a good example, you won’t see them start implementing it until 2005, in which case they will have enough time to put the new policies, processes, procedures and systems in place and then have them tested appropriately.

Mark Deicher - Deicher Management (ph) - Analyst

All right. Of the 18 total transactions and the 5.8 million in bookings on the license side, what is the breakdown between IS and LS in there? Life Science and Industry?

Kevin Harris - I-many - CFO

Of the transactions that were used for the ASP calculation, there were 11 Life Science and five in Industry Solutions. And of the total 18 transactions, there was 13 in Life Science and five in Industry Solutions.

Mark Deicher - Deicher Management (ph) - Analyst

That is fantastic growth, particularly in the Industry Solutions area. I guess we are a little bit confused because given this information in terms of the power of the message that you’re getting out there with customers and the acceleration of the growth, not only in the fourth quarter but in your perspective of the continued acceleration of acceptance of the product, not only on just the content side but also on the compliance side, which is really your unique differentiation and you know just the overall growth here, I just cannot understand how you can still justify — I could understand how you justify a $1.55 price, which is about one times revenues before this quarter. But now that this quarter is out there, how can you possibly justify this type of transaction? I mean if this were still — if there were no transaction announced here, I think this would be a $2.00 to $3.00 stock, Leigh

Leigh Powell - I-many - President & CEO

First of all, I appreciate the comments about the Company and the progress and I think the success that we have shown. I made the comments I am going to make on the merger and given the rationale behind it, and so I will confine it to what I have already said. But I do appreciate the comments.

Operator

Bill Musser (ph), New Frontier Capital.

Bill Musser - New Frontier Capital - Analyst

I would like to know what — I think both in the second and the third quarter you had subscription revenue that did not really show up in the deferred category on the balance sheet. So I would assume that now there is some cumulative total of subscription revenue that is lurking off the balance sheet. I would like to know what that is.

Kevin Harris - I-many - CFO

So that — I don’t have that calculation offhand. It does not show up on the balance sheet because it goes on there as that Accounts Receivable becomes due. So typically only really those payments that are due 90 days out show up on the balance sheet.

Bill Musser - New Frontier Capital - Analyst

Can you give me some sense of what that number is, though? You mentioned that it was 2.3 million in this quarter. I think in the third quarter release you said that was some amount that did not show up and I think in the second quarter as well.

Kevin Harris - I-many - CFO

Yes. So for the $2.3 million, that would be if we took subscription and other deferred type deals that were signed in the quarter. If they had been done as traditional license deals, that is what would have been recognized during the quarter.

We also talked about the fact that our deferred balance went up by $2 million during the quarter, and that comes from two areas. It comes from new or it comes from renewed maintenance and support contracts, and it also comes from those same deferred deals.

So I don’t have an answer to your question as to how much additional subscription revenue is out there. It is not a number that I calculate for the call, but those are a couple of additional factors that you can consider.

Bill Musser - New Frontier Capital - Analyst

Can you give me some sense of whether it is significant relative to those two numbers?

Kevin Harris - I-many - CFO

Yes, it is significant.

Bill Musser - New Frontier Capital - Analyst

It is? So there is a reasonable — and that will come in over what period of time?

Kevin Harris - I-many - CFO

Typically the subscriptions that we’re signing are for three-year commitments.

Bill Musser - New Frontier Capital - Analyst

Right. Thank you. I just have one other thought in terms of, Leigh, your description of one of the reasons for the merger being — the volatility of the stock. And as someone who is not particularly happy with this transaction as well, I’m perfectly capable of accepting volatility on my own and I understand what volatility is, and it does not bother me one iota and I don’t think that should be any consideration in terms of moving forward with this deal. So thank you.

Leigh Powell - I-many - President & CEO

Thanks, Bill. Any Board or CEO would be happy to have investors like that all the time.

Operator

Steve Ramuy (ph), Raymond Capital.

Steve Ramuy - Raymond Capital - Analyst

Good morning. I sort of have a comment and then a question, and it is really following onto the prior comment. That is I can understand the frustration and maybe share it. The volatility of stock prices can be frustrating and actually creates a lot of opportunity for certain investors as well. It is not necessarily always that. But — so I can appreciate that volatility is frustrating, but I, too, don’t really consider that a reasonable rationale for seeking merger in and of itself.

I can understand as well the consolidating industry, the fact that I-many is a relatively small player in comparison to some other Enterprise software companies. And that I can justify and that I can understand, but it all goes to terms and to the valuation.

And I guess that is my comment. I mean we’re not happy about the transaction either, and I guess that makes three. But you know, I’m willing to admit that some transaction might make sense. But it just seems to be on terms that are more favorable.

And I guess my question is, you know, I mean maybe I’m going to seek an opportunity to provide an explanation for why if stock were to go down at the end of the second quarter and then go up at the end of the third quarter that might differ from just the amount of deferred revenue. Although as you start to show a trend and a trajectory, I think the market will start to recognize what is going on, and I don’t think it is fair to penalize to shareholders for not immediately recognizing the hard work that you guys have put in and the benefits that you’re driving for us.

Leigh Powell - I-many - President & CEO

Steve, is there a question in this?

Steve Ramuy - Raymond Capital - Analyst

Well, I guess what do you think the stock would be doing today in the absence of a merger? Down because there’s a component of deferred revenue or up?

Leigh Powell - I-many - President & CEO

I’m not in the business of speculating where our stock price should or could be. I was citing some historical information that I thought was relevant, and once again I will confine my comments to it.

Steve Ramuy - Raymond Capital - Analyst

Okay. Thank you, guys.

Operator

Thank you, sir. And, gentlemen, at this time, you have no further questions on the line.

Leigh Powell - I-many - President & CEO

Thank you very much. I would like to thank everyone for joining us again today. We appreciate your continued interest in I-many and look forward to speaking with you again in the near future. Thanks.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude your presentation, and you may now disconnect. Have a wonderful day.

Additional Information about the Transaction

This document is being filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, and is not intended to be a proxy solicitation.

I-many, Inc. (the “Company”) has filed a preliminary proxy statement and intends to file a definitive proxy statement and other documents with the Securities and Exchange Commission regarding the proposed merger, and other matters. A definitive proxy statement will be sent to the Company’s stockholders, seeking their approval of the merger and the Agreement and Plan of Merger. You should read the proxy because it includes important information about the merger. Investors and security holders may obtain a copy of the proxy statement, when it is available, and any other relevant documents filed by the Company with the SEC, for free, at the SEC’s website, www.sec.gov. Copies of the proxy statement and other documents filed by the Company with the SEC may also be obtained, for free, by directing your request to Kevin Harris, I-many, Inc., 732-452-1515, kharris@I-many.com.

Participants in the Transaction

The Company and its directors, executive officers, and certain of its employees may be deemed to be participants in the solicitation of proxies of the Company stockholders. These individuals may have an interest in the merger, including as a result of holding options or shares of the Company common stock. A list of the names, affiliations, and interests of the participants in the solicitation will be contained in the proxy statement relating to these transactions that will be filed with the SEC.